Exhibit 2.6



                            SERVICE AND USE AGREEMENT

         This Agreement is made and entered into this 4th day of February, 1999, by and between Meachim & Raines Partnership ("MRP"), with principal offices located at 103 Hammond Avenue, Fremont CA 94539, and Intelligent Communications, Inc., with principal offices located at 650 Townsend Street, San Francisco CA 94103 ("Intellicom").

         WHEREAS,  MRP holds the FCC VSAT licenses  E960246 (as modified in File
No.   152-DSE-MP/L-97),   E960247  and   E960248   (as   modified  in  File  No.
161-DSE-MP/L-97) (the "VSAT Licenses"); and

         WHEREAS, Intellicom owns all tangible and intangible assets used and useful in connection with the operation of the VSAT Licenses (the "VSAT Facilities") except for the FCC licenses for such VSAT Facilities; and

         WHEREAS, the VSAT Licenses have been used in the past to provide VSAT communication services in connection the business operation now owned by Intellicom; and

         WHEREAS, MRP wishes to continue to use the VSAT Facilities to provide VSAT communication services to Intellicom; and WHEREAS, Intellicom wishes to hire MRP to provide VSAT communication services to Intellicom via the VSAT Licenses; NOW, THEREFORE, it is hereby agreed as follows:

         1. Intellicom agrees to permit MRP to have unfettered use of and access to the VSAT Facilities for $1.00 per month during the term of this Agreement.

         2. MRP agrees to continue to provide VSAT communication services to Intellicom via the VSAT Licenses in substantially the same manner in which the VSAT Licenses and the VSAT Facilities have been used together in the past for a fee of $10.00 per month.

         3. MRP agrees to consult with Intellicom regarding changes in service proposed by Intellicom that might require changes in VSAT service and to cooperate in accommodating those changes.

         4. This Agreement shall terminate simultaneously with the Management Agreement between MRP and Intellicom dated as of the date hereof.

          IN WITNESS WHEREOF, the parties have executed this Service and Use Agreement as of the day and year first above written.


                  MEACHIM & RAINES PARTNERSHIP
         By:         /s/ Bruce Meachim
               --------------------------------


                  INTELLIGENT COMMUNICATIONS,  INC.
         By:         /s/ Christine A. Raines
               --------------------------------